Press Release	Source: Oramed Pharmaceuticals, Inc.

Oramed Pharmaceuticals Teams up with OnQ Consulting
Wednesday January 30, 8:34 am ET

Biotechnology Company Signs Agreement with South African CRO to Conduct Phase 1 Trials with Rectal Application of Insulin

JERUSALEM--(BUSINESS WIRE)--Oramed Pharmaceuticals, Inc. (ORMP.OB, www.oramed.com) announced today the signing of an agreement with OnQ consulting, a clinical research organization (CRO) located in Johannesburg, South Africa, to conduct Phase 1 clinical trials for its rectal application of insulin. These studies are intended to assess the safety and feasibility of Oramed’s product, that the company is developing using its cutting-edge technology. The product is targeted towards individuals diagnosed with diabetes who are unable, or find it difficult, to receive insulin via injection. These trials are scheduled to be completed by the third quarter of 2008.

About Oramed Pharmaceuticals, Inc.:

Oramed Pharmaceuticals is an Israel-based company that focuses on the development of oral delivery solutions based on proprietary technology. Diabetes, one of the most rapidly growing diseases in the world, requires constant and an often unpleasant monitoring and drug therapy regimen. Oramed is concurrently developing an oral insulin capsule for the treatment of diabetes, and has recently commenced Phase 1B of its clinical trials. The company is also pursuing the development of oral delivery solutions for other drugs and vaccines. For more information on Oramed Pharmaceuticals please visit our website at www.oramed.com.

About OnQ Consulting:

OnQ Consulting is a full service CRO based in South Africa. Started nine years ago, OnQ offers services such as protocol conception and design, project management, monitoring, pharmacoeconomics and pharmacovigilance, data management, biostatistical services, and report writing. OnQ Consulting has an established client base from the CRO, pharmaceutical, NGO and biotech sectors, and is able to conduct clinical trials internationally through reputable collaborations. For more information, please visit their website at www.onqsa.co.za.

Forward looking statements

Some of the statements contained in this press release, including the statement, “These trials are scheduled to be completed by June 2008,” are forward-looking statements which involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Please refer to the company’s filings with the Securities and Exchange commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Contact:
Oramed Pharmaceuticals, Inc.
Investor Relations:	Erika Moran,
212-825-3210
or
Public Relations:	Lynn Granito or
Steve Melfi
212-825-3210
info@oramed.com
www.oramed.com

Source: Oramed Pharmaceuticals, Inc.